                            ALLEGRO NEW MEDIA, INC.

     The undersigned hereby appoints Barry A. Cinnamon and Mark E. Leininger, or either of them, attorneys and Proxies with full power of substitution in each of them, in the name and stead of the undersigned to vote as Proxy all the stock of the undersigned in ALLEGRO NEW MEDIA, INC., a Delaware corporation (the "Company"), at the Special Meeting of Stockholders scheduled to be held on December 20, 1996 and any adjournments thereof.

     The Board of Directors recommends a vote FOR the following proposals:

1. Proposal to approve the Merger and the Agreement and Plan of Reorganization (the "Agreement") dated as of October 1, 1996, among the Company, SPC Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Allegro (the "Merger Sub"), and Software Publishing Corporation, a Delaware corporation ("SPC") and the transactions contemplated thereby, pursuant to which, among other things (x) Merger Sub will be merged with and into SPC (the "Merger") and (y) each share of Common Stock, par value $.001 per share, of SPC (the "SPC Common Stock") will be converted into the right to receive, and become exchangeable for, 0.26805 shares of the Company's Common Stock, par value $.001 per share (the "Allegro Common Stock")

     FOR [ ]                  AGAINST [ ]                  ABSTAIN [ ]

2. Proposal to amend the Company's Certificate of Incorporation, increasing the number of shares of Allegro Common Stock authorized to be issued from 18,000,000 to 30,000,000, subject to and upon consummation of the Merger, as set forth in Annex "E" .

     FOR [ ]                  AGAINST [ ]                  ABSTAIN [ ]

3. Proposal to amend the Company's Certificate of Incorporation, eliminating the Company's Class A Convertible Preferred Stock, as set forth in Annex "F".

     FOR [ ]                  AGAINST [ ]                  ABSTAIN [ ]

4. Proposal to amend to the Company's 1994 Long Term Incentive Plan, increasing the number of shares available for options from 1,000,000 to 3,000,000, subject to and upon consummation of the Merger, as set forth in Annex "G".

     FOR [ ]                  AGAINST [ ]                  ABSTAIN [ ]

5. Upon such other business as may properly come before the meeting or any adjournment thereof.

                  (Continued and to be signed on reverse side)
  ............................................................................

     THE SHARES REPRESENTED HEREBY SHALL BE VOTED BY PROXIES, AND EACH OF THEM, AS SPECIFIED AND, IN THEIR DISCRETION, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. IF NO SPECIFICATION IS MADE, THE SHARES WILL BE VOTED FOR PROPOSALS 1 THROUGH 4, AS SET FORTH ON THE REVERSE HEREOF.

     Dated:           , 1996
                                           [L.S.]

                                           [L.S.]
                                          (Note: Please sign exactly as your
                                          name appears hereon. Executors,
                                          administrators, trustees, etc. should
                                          so indicate when signing, giving full
                                          title as such. If signer is a
                                          corporation, execute in full corporate
                                          name by authorized officer. If shares
                                          are held in the name of two or more
                                          persons, all should sign.)

        PLEASE DATE, SIGN AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE